UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

§ 240.13d-2(a)

(Amendment No. 2)1

Fortrea Holdings Inc.

(Name of Issuer)

Common Stock, $0.001 par value per share

(Title of Class of Securities)

34965K107

(CUSIP Number)

JEFFREY C. SMITH

STARBOARD VALUE LP

777 Third Avenue, 18th Floor

New York, New York 10017

(212) 845-7977

ANDREW FREEDMAN, ESQ.

MEAGAN REDA, ESQ.

OLSHAN FROME WOLOSKY LLP

1325 Avenue of the Americas

New York, New York 10019

(212) 451-2300

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

May 23, 2024

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See § 240.13d-7 for other parties to whom copies are to be sent.

1              The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 34965K107

1	NAME OF REPORTING PERSON

STARBOARD VALUE LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		7,595,000
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

7,595,000
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,595,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

8.5%
14	TYPE OF REPORTING PERSON

PN

2

CUSIP No. 34965K107

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

CAYMAN ISLANDS
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		4,316,311
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

4,316,311
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,316,311
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.8%
14	TYPE OF REPORTING PERSON

CO

3

CUSIP No. 34965K107

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY S LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		538,187
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

538,187
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

538,187
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

4

CUSIP No. 34965K107

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY C LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		416,567
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

416,567
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

416,567
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

5

CUSIP No. 34965K107

1	NAME OF REPORTING PERSON

STARBOARD VALUE R LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		416,567
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

416,567
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

416,567
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

6

CUSIP No. 34965K107

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

CAYMAN ISLANDS
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		229,372
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

229,372
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

229,372
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

7

CUSIP No. 34965K107

1	NAME OF REPORTING PERSON

STARBOARD VALUE L LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		229,372
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

229,372
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

229,372
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

8

CUSIP No. 34965K107

1	NAME OF REPORTING PERSON

STARBOARD VALUE R GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		645,939
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

645,939
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

645,939
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

9

CUSIP No. 34965K107

1	NAME OF REPORTING PERSON

STARBOARD X MASTER FUND LTD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

CAYMAN ISLANDS
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		1,305,862
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

1,305,862
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,305,862
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.5%
14	TYPE OF REPORTING PERSON

CO

10

CUSIP No. 34965K107

1	NAME OF REPORTING PERSON

STARBOARD VALUE GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		7,595,000
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

7,595,000
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,595,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

8.5%
14	TYPE OF REPORTING PERSON

OO

11

CUSIP No. 34965K107

1	NAME OF REPORTING PERSON

STARBOARD PRINCIPAL CO LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		7,595,000
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

7,595,000
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,595,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

8.5%
14	TYPE OF REPORTING PERSON

PN

12

CUSIP No. 34965K107

1	NAME OF REPORTING PERSON

STARBOARD PRINCIPAL CO GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		7,595,000
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

7,595,000
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,595,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

8.5%
14	TYPE OF REPORTING PERSON

OO

13

CUSIP No. 34965K107

1	NAME OF REPORTING PERSON

JEFFREY C. SMITH
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		7,595,000
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

7,595,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,595,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

8.5%
14	TYPE OF REPORTING PERSON

IN

14

CUSIP No. 34965K107

1	NAME OF REPORTING PERSON

PETER A. FELD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		7,595,000
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

7,595,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,595,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

8.5%
14	TYPE OF REPORTING PERSON

IN

15

CUSIP No. 34965K107

The following constitutes Amendment No. 2 to the Schedule 13D filed by the undersigned (“Amendment No. 2”). This Amendment No. 2 amends the Schedule 13D as specifically set forth herein.

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 is hereby amended and restated to read as follows:

The securities purchased by each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master, Starboard X Master and held in the Starboard Value LP Account were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business) in open market purchases, except as otherwise noted, as set forth in Schedule A, which is incorporated by reference herein. The aggregate purchase price of the 4,316,311 Shares beneficially owned by Starboard V&O Fund is approximately $120,894,403, excluding brokerage commissions. The aggregate purchase price of the 538,187 Shares beneficially owned by Starboard S LLC is approximately $15,008,422, excluding brokerage commissions. The aggregate purchase price of the 416,567 Shares beneficially owned by Starboard C LP is approximately $11,617,362, excluding brokerage commissions. The aggregate purchase price of the 229,372 Shares beneficially owned by Starboard L Master is approximately $6,410,819, excluding brokerage commissions. The aggregate purchase price of the 1,305,862 Shares beneficially owned by Starboard X Master is approximately $36,713,747, excluding brokerage commissions. The aggregate purchase price of the 788,701 Shares held in the Starboard Value LP Account is approximately $22,390,912, excluding brokerage commissions.

Item 5.	Interest in Securities of the Issuer.

Items 5(a) – (c) are hereby amended and restated to read as follows:

The aggregate percentage of Shares reported owned by each person named herein is based upon 89,400,000 Shares outstanding, as of May 20, 2024, which is the total number of Shares outstanding as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 24, 2024.

A.	Starboard V&O Fund
(a)	As of the close of business on May 28, 2024, Starboard V&O Fund beneficially owned 4,316,311 Shares.

Percentage: Approximately 4.8%

(b)	1. Sole power to vote or direct vote: 4,316,311
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 4,316,311
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in securities of the Issuer by Starboard V&O Fund during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
B.	Starboard S LLC
(a)	As of the close of business on May 28, 2024, Starboard S LLC beneficially owned 538,187 Shares.

16

CUSIP No. 34965K107

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 538,187
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 538,187
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in securities of the Issuer by Starboard S LLC during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
C.	Starboard C LP
(a)	As of the close of business on May 28, 2024, Starboard C LP beneficially owned 416,567 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 416,567
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 416,567
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in securities of the Issuer by Starboard C LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
D.	Starboard R LP
(a)	Starboard R LP, as the general partner of Starboard C LP, may be deemed the beneficial owner of the 416,567 Shares owned by Starboard C LP.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 416,567
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 416,567
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard R LP has not entered into any transactions in securities of the Issuer during the past sixty days. The transactions in securities of the Issuer on behalf of Starboard C LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
E.	Starboard L Master
(a)	As of the close of business on May 28, 2024, Starboard L Master beneficially owned 229,372 Shares.

Percentage: Less than 1%

17

CUSIP No. 34965K107

(b)	1. Sole power to vote or direct vote: 229,372
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 229,372
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in securities of the Issuer by Starboard L Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
F.	Starboard L GP
(a)	Starboard L GP, as the general partner of Starboard L Master, may be deemed the beneficial owner of the 229,372 Shares owned by Starboard L Master.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 229,372
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 229,372
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard L GP has not entered into any transactions in securities of the Issuer during the past sixty days. The transactions in securities of the Issuer on behalf of Starboard L Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
G.	Starboard R GP
(a)	Starboard R GP, as the general partner of Starboard R LP and Starboard L GP, may be deemed the beneficial owner of the (i) 416,567 Shares owned by Starboard C LP and (ii) 229,372 Shares owned by Starboard L Master.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 645,939
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 645,939
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard R GP has not entered into any transactions in securities of the Issuer during the past sixty days. The transactions in securities of the Issuer on behalf of each of Starboard C LP and Starboard L Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
H.	Starboard X Master
(a)	As of the close of business on May 28, 2024, Starboard X Master beneficially owned 1,305,862 Shares.

Percentage: Approximately 1.5%

18

CUSIP No. 34965K107

(b)	1. Sole power to vote or direct vote: 1,305,862
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,305,862
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in securities of the Issuer by Starboard X Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
I.	Starboard Value LP
(a)	As of the close of business on May 28, 2024, 788,701 Shares were held in the Starboard Value LP Account. Starboard Value LP, as the investment manager of Starboard V&O Fund, Starboard C LP, Starboard L Master, Starboard X Master, and the Starboard Value LP Account and the manager of Starboard S LLC, may be deemed the beneficial owner of the (i) 4,316,311 Shares owned by Starboard V&O Fund, (ii) 538,187 Shares owned by Starboard S LLC, (iii) 416,567 Shares owned by Starboard C LP, (iv) 229,372 Shares owned by Starboard L Master, (v) 1,305,862 Shares owned by Starboard X Master and (vi) 788,701 Shares held in the Starboard Value LP Account.

Percentage: Approximately 8.5%

(b)	1. Sole power to vote or direct vote: 7,595,000
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 7,595,000
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in securities of the Issuer by Starboard Value LP through the Starboard Value LP Account and on behalf of each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master and Starboard X Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
J.	Starboard Value GP
(a)	Starboard Value GP, as the general partner of Starboard Value LP, may be deemed the beneficial owner of the (i) 4,316,311 Shares owned by Starboard V&O Fund, (ii) 538,187 Shares owned by Starboard S LLC, (iii) 416,567 Shares owned by Starboard C LP, (iv) 229,372 Shares owned by Starboard L Master, (v) 1,305,862 Shares owned by Starboard X Master and (vi) 788,701 Shares held in the Starboard Value LP Account.

Percentage: Approximately 8.5%

(b)	1. Sole power to vote or direct vote: 7,595,000
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 7,595,000
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard Value GP has not entered into any transactions in securities of the Issuer during the past sixty days. The transactions in securities of the Issuer by Starboard Value LP through the Starboard Value LP Account and on behalf of each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master and Starboard X Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
19

CUSIP No. 34965K107

K.	Principal Co
(a)	Principal Co, as a member of Starboard Value GP, may be deemed the beneficial owner of the (i) 4,316,311 Shares owned by Starboard V&O Fund, (ii) 538,187 Shares owned by Starboard S LLC, (iii) 416,567 Shares owned by Starboard C LP, (iv) 229,372 Shares owned by Starboard L Master, (v) 1,305,862 Shares owned by Starboard X Master and (vi) 788,701 Shares held in the Starboard Value LP Account.

Percentage: Approximately 8.5%

(b)	1. Sole power to vote or direct vote: 7,595,000
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 7,595,000
4. Shared power to dispose or direct the disposition: 0

(c)	Principal Co has not entered into any transactions in securities of the Issuer during the past sixty days. The transactions in securities of the Issuer by Starboard Value LP through the Starboard Value LP Account and on behalf of each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master and Starboard X Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference
L.	Principal GP
(a)	Principal GP, as the general partner of Principal Co, may be deemed the beneficial owner of (i) 4,316,311 Shares owned by Starboard V&O Fund, (ii) 538,187 Shares owned by Starboard S LLC, (iii) 416,567 Shares owned by Starboard C LP, (iv) 229,372 Shares owned by Starboard L Master, (v) 1,305,862 Shares owned by Starboard X Master and (vi) 788,701 Shares held in the Starboard Value LP Account.

Percentage: Approximately 8.5%

(b)	1. Sole power to vote or direct vote: 7,595,000
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 7,595,000
4. Shared power to dispose or direct the disposition: 0

(c)	Principal GP has not entered into any transactions in securities of the Issuer during the past sixty days. The transactions in securities of the Issuer by Starboard Value LP through the Starboard Value LP Account and on behalf of each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master and Starboard X Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference
M.	Messrs. Smith and Feld
(a)	Each of Messrs. Smith and Feld, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of the (i) 4,316,311 Shares owned by Starboard V&O Fund, (ii) 538,187 Shares owned by Starboard S LLC, (iii) 416,567 Shares owned by Starboard C LP, (iv) 229,372 Shares owned by Starboard L Master, (v) 1,305,862 Shares owned by Starboard X Master and (vi) 788,701 Shares held in the Starboard Value LP Account.

Percentage: Approximately 8.5%

20

CUSIP No. 34965K107

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 7,595,000
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 7,595,000

(c)	None of Messrs. Smith or Feld has entered into any transactions in securities of the Issuer during the past sixty days. The transactions in securities of the Issuer by Starboard Value LP through the Starboard Value LP Account and on behalf of each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master, and Starboard X Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.

The filing of this Schedule 13D shall not be deemed an admission that the Reporting Persons are, for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, the beneficial owners of any securities of the Issuer that he or it does not directly own. Each of the Reporting Persons specifically disclaims beneficial ownership of the securities reported herein that he or it does not directly own.

21

CUSIP No. 34965K107

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: May 28, 2024

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

By: Starboard Value LP,

its investment manager

STARBOARD VALUE AND OPPORTUNITY S LLC

By: Starboard Value LP,

its manager

STARBOARD VALUE AND OPPORTUNITY C LP

By: Starboard Value R LP,

its general partner

STARBOARD VALUE R LP

By: Starboard Value R GP LLC,

its general partner

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

By: Starboard Value L LP,

its general partner

STARBOARD VALUE L LP

By: Starboard Value R GP LLC,

its general partner

STARBOARD X MASTER FUND LTD

By: Starboard Value LP,

its investment manager

STARBOARD VALUE LP

By: Starboard Value GP LLC,

its general partner

STARBOARD VALUE GP LLC

By: Starboard Principal Co LP,

its member

STARBOARD PRINCIPAL CO LP

By: Starboard Principal Co GP LLC,

its general partner

STARBOARD PRINCIPAL CO GP LLC

STARBOARD VALUE R GP LLC

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

/s/ Jeffrey C. Smith
JEFFREY C. SMITH
Individually and as attorney-in-fact for Peter A. Feld

22

CUSIP No. 34965K107

SCHEDULE A

Transactions in Securities of the Issuer During the Past Sixty Days

Nature of the Transaction	Amount of Securities Purchased	Price ($)	Date of Purchase

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

Purchase of Common Stock	4,424	36.2747	05/06/2024
Purchase of Common Stock	4,424	36.2747	05/06/2024
Purchase of Common Stock	9,401	35.4965	05/08/2024
Purchase of Common Stock	9,401	35.4965	05/08/2024
Purchase of Common Stock	101,626	27.9021	05/13/2024
Purchase of Common Stock	101,626	27.9021	05/13/2024
Purchase of Common Stock	92,201	28.2048	05/13/2024
Purchase of Common Stock	92,201	28.2048	05/13/2024
Purchase of Common Stock	83	27.9583	05/14/2024
Purchase of Common Stock	83	27.9583	05/14/2024
Purchase of Common Stock	9,318	28.6043	05/14/2024
Purchase of Common Stock	9,318	28.6043	05/14/2024
Purchase of Common Stock	6,936	29.0347	05/15/2024
Purchase of Common Stock	6,936	29.0347	05/15/2024
Purchase of Common Stock	4,401	28.7519	05/15/2024
Purchase of Common Stock	4,401	28.7519	05/15/2024
Purchase of Common Stock	61,936	28.9097	05/15/2024
Purchase of Common Stock	61,935	28.9097	05/15/2024
Purchase of Common Stock	27,650	27.9928	05/16/2024
Purchase of Common Stock	27,650	27.9928	05/16/2024
Purchase of Common Stock	41,475	27.8771	05/16/2024
Purchase of Common Stock	41,475	27.8771	05/16/2024
Purchase of Common Stock	13,825	27.6896	05/17/2024
Purchase of Common Stock	13,825	27.6896	05/17/2024
Purchase of Common Stock	69,125	27.5901	05/17/2024
Purchase of Common Stock	69,125	27.5901	05/17/2024
Purchase of Common Stock	27,650	27.4243	05/20/2024
Purchase of Common Stock	27,650	27.4243	05/20/2024
Purchase of Common Stock	11,060	26.1838	05/21/2024
Purchase of Common Stock	11,060	26.1838	05/21/2024
Purchase of Common Stock	68,239	25.5734	05/23/2024
Purchase of Common Stock	68,239	25.5734	05/23/2024
Purchase of Common Stock	38,710	25.5904	05/23/2024
Purchase of Common Stock	38,710	25.5904	05/23/2024
Purchase of Common Stock	17,973	25.2950	05/24/2024
Purchase of Common Stock	17,972	25.2950	05/24/2024
Purchase of Common Stock	333	25.4668	05/24/2024
Purchase of Common Stock	333	25.4668	05/24/2024
Purchase of Common Stock	27,650	25.3760	05/28/2024
Purchase of Common Stock	27,650	25.3760	05/28/2024

CUSIP No. 34965K107

STARBOARD VALUE AND OPPORTUNITY S LLC

Purchase of Common Stock	1,152	36.2747	05/06/2024
Purchase of Common Stock	2,448	35.4965	05/08/2024
Purchase of Common Stock	26,463	27.9021	05/13/2024
Purchase of Common Stock	24,009	28.2048	05/13/2024
Purchase of Common Stock	22	27.9583	05/14/2024
Purchase of Common Stock	2,426	28.6043	05/14/2024
Purchase of Common Stock	1,806	29.0347	05/15/2024
Purchase of Common Stock	1,146	28.7519	05/15/2024
Purchase of Common Stock	16,128	28.9097	05/15/2024
Purchase of Common Stock	7,200	27.9928	05/16/2024
Purchase of Common Stock	10,800	27.8771	05/16/2024
Purchase of Common Stock	3,600	27.6896	05/17/2024
Purchase of Common Stock	18,000	27.5901	05/17/2024
Purchase of Common Stock	7,200	27.4243	05/20/2024
Purchase of Common Stock	2,880	26.1838	05/21/2024
Purchase of Common Stock	17,769	25.5734	05/23/2024
Purchase of Common Stock	10,080	25.5904	05/23/2024
Purchase of Common Stock	4,680	25.2950	05/24/2024
Purchase of Common Stock	87	25.4668	05/24/2024
Purchase of Common Stock	7,200	25.3760	05/28/2024

STARBOARD VALUE AND OPPORTUNITY C LP

Purchase of Common Stock	896	36.2747	05/06/2024
Purchase of Common Stock	1,904	35.4965	05/08/2024
Purchase of Common Stock	20,582	27.9021	05/13/2024
Purchase of Common Stock	18,673	28.2048	05/13/2024
Purchase of Common Stock	17	27.9583	05/14/2024
Purchase of Common Stock	1,887	28.6043	05/14/2024
Purchase of Common Stock	1,405	29.0347	05/15/2024
Purchase of Common Stock	891	28.7519	05/15/2024
Purchase of Common Stock	12,544	28.9097	05/15/2024
Purchase of Common Stock	5,600	27.9928	05/16/2024
Purchase of Common Stock	8,400	27.8771	05/16/2024
Purchase of Common Stock	2,800	27.6896	05/17/2024
Purchase of Common Stock	14,000	27.5901	05/17/2024
Purchase of Common Stock	5,600	27.4243	05/20/2024
Purchase of Common Stock	2,240	26.1838	05/21/2024
Purchase of Common Stock	13,821	25.5734	05/23/2024
Purchase of Common Stock	7,840	25.5904	05/23/2024
Purchase of Common Stock	3,640	25.2950	05/24/2024
Purchase of Common Stock	67	25.4668	05/24/2024
Purchase of Common Stock	5,600	25.3760	05/28/2024

CUSIP No. 34965K107

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

Purchase of Common Stock	496	36.2747	05/06/2024
Purchase of Common Stock	1,054	35.4965	05/08/2024
Purchase of Common Stock	11,394	27.9021	05/13/2024
Purchase of Common Stock	10,337	28.2048	05/13/2024
Purchase of Common Stock	9	27.9583	05/14/2024
Purchase of Common Stock	1,045	28.6043	05/14/2024
Purchase of Common Stock	777	29.0347	05/15/2024
Purchase of Common Stock	493	28.7519	05/15/2024
Purchase of Common Stock	6,945	28.9097	05/15/2024
Purchase of Common Stock	3,100	27.9928	05/16/2024
Purchase of Common Stock	4,650	27.8771	05/16/2024
Purchase of Common Stock	1,550	27.6896	05/17/2024
Purchase of Common Stock	7,750	27.5901	05/17/2024
Purchase of Common Stock	3,100	27.4243	05/20/2024
Purchase of Common Stock	1,240	26.1838	05/21/2024
Purchase of Common Stock	7,651	25.5734	05/23/2024
Purchase of Common Stock	4,340	25.5904	05/23/2024
Purchase of Common Stock	2,015	25.2950	05/24/2024
Purchase of Common Stock	37	25.4668	05/24/2024
Purchase of Common Stock	3,100	25.3760	05/28/2024

STARBOARD X MASTER FUND LTD

Purchase of Common Stock	2,896	36.2747	05/06/2024
Purchase of Common Stock	6,154	35.4965	05/08/2024
Purchase of Common Stock	66,526	27.9021	05/13/2024
Purchase of Common Stock	60,355	28.2048	05/13/2024
Purchase of Common Stock	54	27.9583	05/14/2024
Purchase of Common Stock	6,100	28.6043	05/14/2024
Purchase of Common Stock	4,540	29.0347	05/15/2024
Purchase of Common Stock	2,881	28.7519	05/15/2024
Purchase of Common Stock	40,544	28.9097	05/15/2024
Purchase of Common Stock	18,100	27.9928	05/16/2024
Purchase of Common Stock	27,150	27.8771	05/16/2024
Purchase of Common Stock	9,050	27.6896	05/17/2024
Purchase of Common Stock	45,250	27.5901	05/17/2024
Purchase of Common Stock	18,100	27.4243	05/20/2024
Purchase of Common Stock	7,240	26.1838	05/21/2024
Purchase of Common Stock	44,670	25.5734	05/23/2024
Purchase of Common Stock	25,340	25.5904	05/23/2024
Purchase of Common Stock	11,765	25.2950	05/24/2024
Purchase of Common Stock	218	25.4668	05/24/2024
Purchase of Common Stock	18,100	25.3760	05/28/2024

CUSIP No. 34965K107

STARBOARD VALUE LP

(Through the Starboard Value LP Account)

Purchase of Common Stock	1,712	36.2747	05/06/2024
Purchase of Common Stock	3,638	35.4965	05/08/2024
Purchase of Common Stock	39,327	27.9021	05/13/2024
Purchase of Common Stock	35,680	28.2048	05/13/2024
Purchase of Common Stock	32	27.9583	05/14/2024
Purchase of Common Stock	3,606	28.6043	05/14/2024
Purchase of Common Stock	2,684	29.0347	05/15/2024
Purchase of Common Stock	1,703	28.7519	05/15/2024
Purchase of Common Stock	23,968	28.9097	05/15/2024
Purchase of Common Stock	10,700	27.9928	05/16/2024
Purchase of Common Stock	16,050	27.8771	05/16/2024
Purchase of Common Stock	5,350	27.6896	05/17/2024
Purchase of Common Stock	26,750	27.5901	05/17/2024
Purchase of Common Stock	10,700	27.4243	05/20/2024
Purchase of Common Stock	4,280	26.1838	05/21/2024
Purchase of Common Stock	26,407	25.5734	05/23/2024
Purchase of Common Stock	14,980	25.5904	05/23/2024
Purchase of Common Stock	6,955	25.2950	05/24/2024
Purchase of Common Stock	129	25.4668	05/24/2024
Purchase of Common Stock	10,700	25.3760	05/28/2024